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                                                                       EXHIBIT 5
                                                                    EXHIBIT 23.1

                       [Hughes & Luce, L.L.P. Letterhead]

                                 March 26, 1998

Aurora Electronics, Inc.
9477 Waples Street, Suite 150
San Diego, California  92121

Ladies and Gentlemen:

         We have acted as counsel to Aurora Electronics, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (a) up to 32,976 shares of 7% Senior Cumulative Convertible Stock, $.01 par value per share (the "Convertible Preferred Shares"), which are convertible into 13,190,400 (the "Conversion Shares") of the Company's common stock, par value $.03 per share (the "Common Stock"), subject to adjustment, and (b) the Conversion Shares. The Convertible Preferred Shares would be issued by the Company pursuant to that certain Rights Offering, as described in the Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

         In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

         Based on the foregoing, we are of the opinion that (a) the Convertible Preferred Shares will be, if and when sold and paid for pursuant to the terms and conditions of the Rights Offering, validly issued, fully paid and nonassessable, and (b) subject to (i) the Company's stockholders approving the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 300,000,000, and such amendment being filed with and being declared effective by the Secretary of State of Delaware prior to any such issuance, and (ii) the Company maintaining an adequate number of authorized but unissued shares of Common Stock available for such issuance, the Conversion Shares will be, if and when issued and delivered upon the conversion of the Convertible Preferred Shares, validly issued, fully paid and nonassessable shares of Common Stock.



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         This opinion may be filed as an exhibit to the Registration Statement.
We also consent to the reference to this firm as having passed on the validity of such shares of Common Stock under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,


                                                     /s/ HUGHES & LUCE, L.L.P.